   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 14, 1998


                                                      REGISTRATION NO. 333-51437
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ---------------------


                         POST-EFFECTIVE AMENDMENT NO. 2


                                       ON

                                    FORM S-3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            VISION TWENTY-ONE, INC.
             (Exact name of registrant as specified in its charter)

           FLORIDA                                                              59-3384581
(State or other jurisdiction                                                   (IRS Employer
              of                                                            Identification No.)
      Incorporation or
         organization)


                                                   THEODORE N. GILLETTE, PRESIDENT AND CEO
            VISION TWENTY-ONE INC.                         VISION TWENTY ONE, INC.
            7360 BRYAN DAIRY ROAD                           7360 BRYAN DAIRY ROAD
                  SUITE 200                                       SUITE 200
               LARGO, FL 33777                                 LARGO, FL 33777
                (727) 545-4300                                  (727) 545-4300
 (Address, including zip code, and telephone       (Name, address, including zip code, and
               number, including                              telephone number,
area code, of registrant's principal executive    including area code, of agent for service)
                    offices)


                                WITH COPIES TO:
                           DARRELL C. SMITH, ESQUIRE
                            MARK A. CATCHUR, ESQUIRE
                         SHUMAKER, LOOP & KENDRICK, LLP
                        101 E. KENNEDY BLVD., SUITE 2800
                              TAMPA, FLORIDA 33602
                                 (813) 229-7600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.     [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.     [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.     [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.     [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.     [ ]
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                 554,900 SHARES

                               VISION TWENTY-ONE

                                  COMMON STOCK


     This Prospectus relates to up to 554,900 shares of Common Stock, par value $.001 per share ("Common Stock") of Vision Twenty-One, Inc. (together with its subsidiaries as applicable, the "Company"), which are being offered and sold by Martin F. Stein, a director of the Company and certain other stockholders of the Company described herein, (the "Selling Stockholders"). The Selling Stockholders acquired the Common Stock in connection with the Company's acquisition of EyeCare One Corp. ("EyeCare One") and Vision Insurance Plan of America, Inc. ("VIPA") in March 1998. See "Selling Stockholders."



     The Common Stock is included in The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "EYES." On December 11, 1998, the last reported sales price for the Common Stock on the Nasdaq National Market was $3.9375 per share.



     See "RISK FACTORS" beginning on page 4 for a discussion of certain material factors that should be considered in connection with an investment in the Common Stock offered hereby.


     The Common Stock may be sold by the Selling Stockholders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Common Stock in respect of which this Prospectus is being delivered and the applicable agent's commission or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement").

     The Selling Stockholders will receive all of the net proceeds from the sale of the Common Stock pursuant to this Prospectus and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Common Stock. The Company is paying all other expenses incident to the registration of the securities registered hereunder.

     The Selling Stockholders and any broker-dealers, agents or underwriters which participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"), and any commission received by them, or purchases by them of the Common Stock at a price less than prevailing market price, may be deemed to be underwriting commissions or discounts under the Securities Act. All sales of Common Stock registered hereby shall be sold in connection with this Prospectus.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                THE DATE OF THIS PROSPECTUS IS DECEMBER 14, 1998

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement which the Company has filed with the Commission, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning certain documents are not necessarily complete, and in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial statements and other matters. The Registration Statement, as well as such reports, proxy statements and other information, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. and should be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Chicago, Illinois. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference in this Prospectus the following documents, all of which were previously filed by the Company with the
Commission:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

          2. The Company's Definitive Proxy Statement relating to the Annual Meeting of Shareholders held on June 8, 1998.


          3. The Company's quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.



          4. The Company's Form 8-K dated April 14, 1998 relating to the Company's acquisition of EyeCare One Corp. ("EyeCare One") and Vision Insurance Plan of America, Inc. ("VIPA"), and related Form 8-K/A dated June 5, 1998.



          5. The Company's Form 8-K dated June 10, 1998 relating to the Company's new credit facilities and the Company's announcement of its letter of intent to acquire Vision World.



          6. The Company's Form 8-K dated August 10, 1998 as amended on Form 8-K/A dated October 13, 1998, relating to the Company's acquisition of Vision World.



          7. The Company's Form 8-K dated August 19, 1998 relating to the Company's financial statements as restated to reflect the pooling of interest acquisition of EyeCare One and VIPA.



          8. The Company's Form 8-K dated November 12, 1998 relating to certain press releases of the Company and the Financial Statements of EyeCare One and VIPA.



          9. The description of securities to be registered contained in the Registration Statement filed with the Commission on the Company's Form 8-A under the Exchange Act.


     Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.


     The Company undertakes to provide without charge to any person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents which have been or may be incorporated by reference into this Prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Richard T. Welch, Chief Financial Officer and Treasurer, at the executive offices of the Company, which are located at 7360 Bryan Dairy Road, Suite 200, Largo, Florida 33777 (telephone (727) 545-4300).

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements, incorporated by reference or included elsewhere in this Prospectus and information under "Risk Factors." Unless the context otherwise requires, references in this Prospectus to the Company or Vision Twenty-One include Vision Twenty-One, Inc., its predecessors and its subsidiaries. As used herein, the term "Managed Providers" refers to the licensed optometrists and ophthalmologists employed by professional associations and providing eye care services at Company clinic facilities and ambulatory surgical centers ("ASCs"); "Managed Professional Associations" refers to the professional associations which are managed by the Company pursuant to long-term management agreements ("Management Agreements"); "Contract Providers" refers to the licensed optometrists and ophthalmologists who are credentialed, or in the process of being credentialed, to provide eye care services at optometry and ophthalmology clinics and ASCs pursuant to the Company's managed care contracts; and "Affiliated Providers" refers collectively to the Managed Providers and the Contract Providers.


                                  THE COMPANY

     The Company provides a wide range of management and administrative services to local area delivery systems ("LADS(SM)") established by the Company. LADS are developed to provide for integrated networks of optometrists, ophthalmologists, ASCs and retail optical centers which offer the full continuum of eye care services in local markets. The Company began operations in 1984, providing management services to seven optometrists practicing at eight clinic locations. The Company currently provides its services to LADS located throughout the United States through which its Affiliated Providers deliver eye care services. The Affiliated Providers consist of Managed Providers and Contract Providers. The Company's Affiliated Providers, in conjunction with select national retail optical chains, deliver eye care services under the Company's managed care contracts and discount fee-for-service plans covering the Company's exclusively contracted patient lives.


     The Company's goal is to enable each of its LADS to capture the leading market share of fee-for-service patients and managed care members. To achieve its goal, the Company is focused on the following strategies: (i) developing LADS in order to provide for a complete continuum of easily accessible, high quality and affordable eye care services, (ii) increasing revenues and profitability in each LADS through practice development and managed care initiatives and (iii) expanding into select new markets to create regional networks of LADS.



     The Company earns practice management fees by providing Managed Providers with a wide range of management and administrative services. These management and administrative services permit the Managed Provider to concentrate on the delivery of easily accessible, high quality and affordable eye care services. The Company also earns revenues by entering into capitated managed care contracts with third-party insurers and payors and by administering indemnity fee-for-service plans for its Affiliated Providers.



     The principal executive office of the Company is located at 7360 Bryan Dairy Road, Suite 200, Largo, Florida 33777, and its telephone number is (727) 545-4300.


                            THE SELLING STOCKHOLDERS

     This Prospectus relates to up to 554,900 shares of Common Stock of the Company that are being offered and sold by certain stockholders of the Company (the "Selling Stockholders"). The Selling Stockholders acquired the Common Stock in connection with the Company's acquisition of EyeCare One Corp. ("EyeCare One") and Vision Insurance Plan of America, Inc. ("VIPA") in March 1998. See "EyeCare One Acquisition" and "Selling Shareholders."


                                  RISK FACTORS


     You should consider the material risk factors involved in connection with an investment in the Common Stock and the impact to you from various events which could adversely affect the Company's business. See "Risk Factors."

                                  RISK FACTORS



     An investment in the shares of Common Stock offered hereby involves a high degree of risk. You should be able to bear a complete loss of your investment. You should carefully consider the factors that may affect forward looking statements made by the Company as well as the risk factors, in addition to the other information set forth in this Prospectus and the documents incorporated herein by reference, in connection with an investment in the Common Stock offered hereby. This Prospectus and certain information provided periodically in writing and orally by the Company's designated officers and agents contain and/or incorporate by reference certain statements which constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "believe," "goal," "plan," "intend," "estimate," and similar expressions and variations thereof are intended to specifically identify forward-looking statements. Those statements appear in this Prospectus and the documents incorporated herein by reference, particularly "Management's Discussion and Analysis of Financial Condition and Results of Operations," and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things;


     (i)     the financial prospects of the Company;

     (ii) potential acquisitions by the Company and the successful integration of both completed and future acquisitions;

     (iii) the ability of the Company to efficiently and effectively manage its Managed Providers;

     (iv) the Company's financing plans including the Company's ability to obtain additional debt or raise equity capital;

     (v) trends affecting the Company's financial condition or results of operations including the company's stock price and its potential impact on the number of shares utilized in acquisitions and on future earnings per share;


     (vi) the Company's growth strategy and operating strategy including the shift in focus to internal growth and opening new de novo clinics and surgery centers, expanding managed care initiatives and expanding refractive surgery program;


     (vii)   the impact of current and future governmental regulations;


     (viii) the Company's current and future managed care contracts and the impact thereof on gross profit;


     (ix) the Company's ability to continue to recruit Contract Providers, to convert Contract Providers to Managed Providers, and to maintain its relationships with Affiliated Providers;

     (x) the Company's relationships with affiliated retail optical companies;


     (xi) the Company's contemplated sale of the Buying Group Division and the impact thereof on the Company's revenues and earnings;



     (xii) the Company's ability to operate efficiently, profitably and effectively its managed care business;



     (xiii) the Company's revenue run rate and the expected impact thereon of acquisitions by the Company;



     (xiv) the Company's integration of systems and implementation of cost savings and reduction plans;



     (xv)    the future LADS overall operating margins and



     (xvi) the Company's year 2000 readiness and the readiness of third parties.


Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors.

The factors that might cause such differences include, among others, the following:

     (i)     the Company experiencing future operating and net losses;


     (ii) any material inability of the Company to successfully integrate and profitably operate its acquisitions or to successfully open integrate and profitably operate de novo clinics and surgery centers;



     (iii) any material inability of the Company to identify, consummate and integrate suitable acquisitions in conjunction with its growth strategy or to ultimately close pending and identified acquisitions or to achieve internal growth in its business;

     (iv) any material inability of the Company to acquire sufficient capital and financing at a reasonable cost or to maintain its credit facility to fund its growth strategy;


     (v) the inability of the Company to expand its managed care business, renew existing managed care contracts and maintain and expand its Contract Provider Network;

     (vi) the Company's inability to negotiate managed care contracts with HMOs;


     (vii) the inability of the Company to successfully and profitably operate its managed care business or for existing managed care contracts to positively impact gross profit;


     (viii)  the managed practices' inability to operate profitably;

     (ix) changes in state and/or federal governmental regulations which could materially affect the Company's ability to operate or materially affect the Company's profitability;

     (x) the inability of the Company to maintain or obtain required licensure in the states in which it operates and in the states in which it may seek to operate in the future,

     (xi) the inability of the Company to successfully obtain public and/or private investment capital to expand its operations;

     (xii) the Company's inability to meet its financing covenants and commitments;

     (xiii) consolidation of the Company's competitors, poor operating results by its competitors, or adverse governmental or judicial rulings against its competitors;

     (xiv)   any failure by the Company to meet analysts expectations;


     (xv)    the Company's stock price;



     (xvi) any adverse change in the Company's medical claims to managed care revenue ratio;



     (xvii) the effect of any future stock overhang in the market place (where the available stock for sale would be in excess of demand) and any negative impact on stock price related thereto;



     (xviii) the requirement under the Company's current credit facility that the Company must utilize its stock as a significant portion of its consideration in acquisitions.



     (xix) as a result of the Company's determination to concentrate on internal growth and to slow down its acquisition pace, any material failure to achieve internal growth necessary to achieve overall Company growth projected by analysts.



     (xx) the inability of the Company to realize any significant benefits from cost savings or achieve cost reductions;



     (xxi) the non-compliance or readiness of the Company or third parties with respect to year "2000" issues;



     (xxii) the inability of the Company to consummate the sale of the Buying Group Division or for any such sale to positively impact earnings;



     (xxiii) the inability of the Company to increase and expand its refractive surgery programs;



     (xxiv)  unexpected cost increases, and



     (xxv) a slow down in demand for refractive surgeries and other factors including those identified in the Company's filings from time to time with the SEC.



The Company undertakes no obligation to publicly update or revise forward looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.


     LIMITED OPERATING PROFITABILITY. Although the Company has recently operated profitably, the same has been for a short period of time and there can be no assurance that the Company will not incur operating and net losses or continue to achieve continued profitability in the future. Although the Company has experienced substantial revenue growth, the Company incurred operating and net losses in the past four years.


     RISKS ASSOCIATED WITH EXPANSION STRATEGY. A significant portion of the Company's expansion strategy is to maximize internal growth opportunities through (i) de novo openings of clinics and surgery centers, (ii) expansion of the refractive surgery business and (iii) expansion of the managed care business, and to grow its Managed Provider network through selected acquisitions of certain assets of ophthalmology and optometry practices, Ambulatory Surgical Centers ("ASCs") and related businesses. The Company from time to time reviews and will continue to review acquisition opportunities (some of which may be material to the

Company) that will further broaden its LADS or geographic presence, however, the current focus of the Company is primarily on internal growth opportunities. The Company's expansion strategy places significant demands on the Company's resources and there can be no assurance that the Company's management and operational systems and structure can be expanded to effectively support the Company's expansion strategy. The success of the Company's expansion strategy will depend on factors which include the following:



          The Company's Stock Price. The Company expects to continue to use its Common Stock as consideration for future acquisitions in conjunction with its expansion strategy, which will be a factor in the Company's future acquisitions, financial position and performance. The ability of the Company to use its Common Stock or the number of shares of Common Stock the Company is ultimately required to provide in connection with its acquisitions can be affected by the market price for its Common Stock. The number of any such shares provided will affect the Company's future earnings per share.



          Ability to Identify and Consummate Suitable Acquisitions. The identification, negotiation and consummation of select appropriate acquisitions can require the allocation of substantial resources by the Company. The Company may compete for acquisition opportunities with entities that have greater resources than the Company. There can be no assurance that suitable acquisition candidates are available or can be identified or that acquisitions can be consummated on terms favorable to the Company.



          Demand for Refractive Surgeries. As part of its expansion strategy, the Company expects to focus on internal growth opportunities which includes the expansion of de novo surgery centers and an emphasis on refractive surgeries to take advantage of the recently increased demand for refractive surgery. There can be no assurance, however, that the Company's expansion of de novo surgery centers will be successful or that the demand for refractive or other surgeries will continue to increase, or not decline in the future and thereby adversely affect the Company's business and results of operation.



          Addition of De Novo Clinics. As part of its expansion strategy, the Company also expects to add de novo clinics in strategic locations. The identification, establishment and operation of such de novo clinics will require substantial resources. There can be no assurances that the company will be able to identify suitable locations for the addition of de novo clinics or that the Company will have the resources to establish de novo clinics and, if established, operate them profitably.



          Integration of Acquisitions and De Novo Clinics and Surgery
     Centers. The Company has made significant acquisitions in the past year and expects to add de novo clinics and surgery centers, in the future. In the past twelve months, the size of its Contract Provider network, the number and size of its managed care contracts and related covered lives and the number of clinics and ASCs managed by the Company have increased significantly. The Company's financial results in fiscal quarters immediately following a material acquisition or series of acquisitions or the addition of de novo clinics or surgery centers may be adversely impacted while the Company attempts to integrate the de novo clinics, surgery centers or acquisitions. There can be no assurance that there will not be substantial unanticipated costs or problems associated with the integration effort relates to the addition of de novo clinics and surgery centers and acquisitions. During the first few months after an acquisition, the Company's expenses related thereto may exceed the revenue it realizes from the acquisition and, accordingly, any such acquisition may have a negative effect on the Company's short-term operating results. As the Company pursues its expansion strategy, there can be no assurance that the Company will be able to continue to successfully integrate acquisitions and new de novo clinics and any failure or inability to do so may have a material adverse effect on the Company's results of operations or financial condition. In addition, expansion requires the Company to attract and retain competent and experienced management personnel and require the integration of reporting and tracking systems, management information systems and other operating systems. There can be no assurance that the Company will be able to successfully integrate its management information systems in the near future. There can also be no assurance that the Company will be able to attract suitable management or other personnel or effectively expand, its operating systems. The success of the Company's expansion strategy will depend on the Company's ability to effectively manage an increasing number of new clinics and surgery centers as well as select acquisitions while continuing to manage its existing business. There can be no assurances that the Company will be able to extract any cost savings or achieve cost reductions through the integration and operation of its business. Unanticipated costs associated with expanded operations could offset or exceed any realized cost reductions or anticipated cost savings. Additionally, there can be no assurances that the Company will be able to achieve cost reductions, synergies, and efficiences as a result of its expansion strategies. In certain acquisitions where the practice does not, after closing, obtain employment agreements with its professionals due to its negotiations with the Company, the Company has a risk that the practice it manages could lose a significant portion of its income in the event such professionals terminate their affiliations with the practice. There can be no assurances that the Company's shift from a focus on acquisitions to internal growth opportunities will result in overall Company growth as provided by analysts.



          Availability of Funds for Expansion Strategy. The Company's expansion strategy will require that substantial capital investment and adequate financing be available to the Company. Capital is needed not only for acquisitions, but also for internal growth through the addition of de novo clinics and surgery centers and the integration of operations and the addition of equipment and technology. The Company has borrowed under its current bank credit facility for use in funding certain acquisitions and for general working capital purposes. In the future, the Company may be required to obtain additional financing through other borrowings or the issuance of additional equity or debt securities to finance its growth and acquisition strategies, which could have an adverse effect on the value of the shares of the Company's Common Stock. There can be no assurance that the Company will be able to obtain such financing or that, if available, such financing will be on terms acceptable to the Company. An inability of the Company to obtain suitable additional future financing could cause the Company to substantially change its expansion strategy, which could have a material adverse effect on the Company.


          Managed Care Contract Expansion. The success of the Company's expansion strategy also will be dependent on its ability to maintain and expand its managed care contract relationships with HMOs and other third party payors. The ability of the Company to maintain and expand its Contract Provider network and retail affiliations will be important in expanding these contractual relationships with both existing and new payors. Correspondingly, expanding managed care contract relationships will be important in maintaining and expanding its Contract Provider network and retail affiliations. Additionally, the ability to engage in acquisitions that add to the Company's Managed Provider network will be dependent upon the Company's ability to expand its managed care contract relationships.

          Risks Associated with Merger Transactions. Several of the Company's acquisitions have been accomplished by way of merger. As a result of such merger transactions, there could be potential liabilities to which the Company could be subject. The agreements entered into in connection with the acquisitions provide for the Company to be fully indemnified against any losses incurred by the Company as a result of certain material liabilities. However, while the Company is not aware of any such liabilities, there can be no assurance that the Company will not incur losses in the event that the indemnifications are inadequate to reimburse the Company for any such losses.


          Information Systems. The Company is currently in the process of completing the implementation of its new accounting management information systems at each of the Company's business units. The Company expects these accounting information systems to provide management with timely consistent access to financial and operational data occurring in all of its business units, however there can be no assurance that such accounting systems will be implemented on a timely basis or once implemented operate effectively.


     RELIANCE ON AFFILIATED PROVIDERS. The Company's revenue depends on revenue generated by the Affiliated Providers. There can be no assurance that the practices managed by the Company will continue to maintain successful practices, that the Management Agreements between the Company and such professional associations will not be terminated or that the Managed Providers will continue to be employed by the professional associations. Under the Management Agreements, the Company has agreed with the professional associations that, subject to certain exceptions, it will not provide management services for any practice located within five miles of such professional associations without first obtaining the express written consent of the professional associations. The Company's ability to expand the managed care business will be dependent upon the Company's ability to recruit and maintain an expanded Contract Provider network as well as to market such network successfully to payors. The inability to effectively expand the network and contractual relationships with payors would have a material adverse effect on the Company's growth strategy. Additionally, the practice management fees earned by the Company pursuant to substantially all of its Management Agreements will fluctuate depending on variances in revenues and expenses of the Managed Professional Association and thus the Company's revenue and profitability in connection with its Management Agreements will be directly and adversely affected by poor operating results of its Managed Professional Associations.


     RISKS ASSOCIATED WITH MANAGED CARE CONTRACTS AND CAPITATED FEE ARRANGEMENTS. Effective October 31, 1997, the Company acquired all of the issued and outstanding stock of BBG-COA, Inc. ("the "Block Acquisition"), including its principal wholly-owned subsidiary, Block Vision, Inc. ("Block Vision"). As a result of the Block Acquisition and other managed care contracts, the Company's managed care business has increased significantly. Additionally, as an increasing percentage of the population is covered by managed care organizations, the Company believes that its success will be, in part, dependent upon its ability to negotiate managed care contracts with HMOs, health insurance companies and other third party payors pursuant to which services will be provided on a risk sharing or capitated basis. Additionally, a significant portion of the Company's managed care business is pursuant to a small percentage of its contracts and the loss of any one of those could have an adverse effect on the Company's results of operations. Most of the Company's managed care contracts are for one year terms which automatically renew and the contracts are terminable by either party on sixty days notice. Under some of these contracts, the health care provider may accept a pre-determined amount per month per patient in exchange for providing all necessary covered services to the patients covered under the agreement. These contracts pass much of the risk of providing care from the payor to the provider. The proliferation of these contracts in markets served by the Company could result in greater predictability of revenue, but less certainty with respect to profitability. There can be no assurance, however, that the Company will be able to negotiate satisfactory arrangements on a risk-sharing or capitated basis. In addition, to the extent that patients or enrollees covered by these contracts require, in the aggregate, more frequent or extensive care than is anticipated, operating margins may be reduced or the revenue derived from these contracts may be insufficient to cover the costs of the services provided. Any such developments could have a material adverse effect on the Company's results of operations or financial condition.



     RISKS ASSOCIATED WITH BLOCK VISION'S BUYING GROUP. As a result of the Block Acquisition, the Company provides billing and collection services to suppliers of optical products benefiting suppliers and buyers of eye care products. The Company has announced its intention to sell the buying group division. Should the Company be unable to sell the buying group division, the ongoing operation of such division imposes substantial risks on the Company. The Company's buying group business arrangements are terminable at any time by Block Vision or its customers. Any loss of a significant number of customers in connection with this business could have a material adverse effect on the results of operations of the Company. In connection with its buying group services, Block Vision bears substantial credit risk, which if not managed successfully could have a material adverse effect on the Company, its cash flows and results of operations. In addition, the operations of the buying group may be subject to certain federal laws, including anti-kickback laws. A determination that the buying group operations are in violation of such laws could have a material adverse effect on the results of operations of the buying group division. The Company's inability to consummate a sale of the buying group division and thereby utilize the cash proceeds expect to be received therefrom could adversely affect future business prospects of the Company.


     GOVERNMENT REGULATIONS. Business arrangements between business associations that provide practice management services and ophthalmologists and optometrists are regulated extensively at the state and federal levels, including regulation in the following areas:

          Corporate Practice of Optometry and Ophthalmology. The laws of many states prohibit corporations that are not owned entirely by eye care professionals from employing eye care professionals, having control over clinical decision-making, or engaging in other activities that are deemed to constitute the practice of optometry and ophthalmology. The Company contracts with professional associations (which are owned by one or more licensed optometrists or ophthalmologists), which in turn employ or contract with licensed optometrists or ophthalmologists to provide professional services. The Company performs only non-professional services, is not representing to the public or its customers that it provides professional eye care services, and is not exercising influence or control over the practices of the eye care practitioners employed by the professional associations. Furthermore, the Management Agreements between the Company and the Managed Professional Associations specifically provide that all decisions required by law to be made by professionals shall be made by such professionals. While certain shareholders of Managed Professional Associations that perform the practice of medicine or optometry are also involved in Company management, they act independently when making decisions on behalf of their professional corporations and the Company has no right (and does not attempt to exercise any right) to control those decisions.

       Fee-Splitting and Anti-kickback Laws

          State Law. Most states have laws prohibiting paying or receiving any remuneration, direct or indirect, that is intended to induce referrals for health care products or services. Many states also prohibit "fee-splitting" by eye care professionals with any party except other eye care professionals in the same professional corporation or practice association. In most cases, these laws apply to the paying of a fee to another person for referring a patient or otherwise generating business, and do not prohibit payment of reasonable compensation for facilities and services (other than the generation of business), even if the payment is based on a percentage of the practice's revenues.

          The Florida fee-splitting law prohibits paying or receiving any commission, bonus, kickback, or rebate, or engaging in any split-fee arrangement in any form for patient referrals or patronage. According to a Florida court of appeals decision interpreting this law, it does not prohibit a management fee that is based on a percentage of gross income of a professional practice. However, the Florida Board of Medicine recently issued an order determining that a management fee charged by a publicly held national management company based upon a percentage of revenue constitutes illegal fee-splitting. The case before the Board involved arrangements that are different from the Company's arrangements in certain respects, including the fact the management fee was based on a percentage of the increase in net revenues of the practice after the management arrangement commenced. The ruling is limited to the facts presented to the Board. The Board's statement of the rationale for its opinion is unclear as to whether it would also apply to arrangements similar to those utilized by the Company. The Board of Medicine's order has been stayed to permit an appeal to a Florida district court of appeals. The appellate court could reverse or affirm the Board's opinion, or clarify that it is correct only in limited situations. If the Board's order is allowed to stand without clarification, there is a risk that the Company's arrangements with physicians in the State of Florida could be determined to be in violation of the fee-splitting statute. Since the same statute applies to optometrists, a risk would also exist as to the Company's arrangements with them. The Company's Management Agreements provide that if they are determined in the future to violate any law, the parties agree to use their best efforts to modify the arrangement to approximate as closely as possible, consistent with law, the economic position of the parties prior to the modification and, if they are unable to reach agreement on a new arrangement, to submit the matter to arbitration for the purpose of reaching an equitable alternative arrangement. In the event the form of Management Agreement utilized by the Company in Florida is ever determined to be in violation of state law, and the parties or the arbitrator are unable to arrive at a satisfactory modification to the Management Agreement, there could be a material adverse impact on the Company's current Florida Management Agreements and therefore, the Company's results of operations.

          An Arizona law prohibits "dividing a professional fee" only if it is done "for patient referrals," similar to the language of the Florida law. Other states, such as Illinois and New York, have fee-splitting statutes that have been interpreted to prohibit any compensation arrangements that are based on a percentage of a physician's revenue, and such laws shall preclude the Company from using its typical management arrangements at such time as Managed Provider relationships are created in those states.

          Federal Law. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of patients covered by federally funded health care programs such as Medicare and Medicaid, or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any product or service that is covered by a federal program. For this reason, the Management Agreement provides that the Company will not engage in direct marketing to potential sources of business, but will only assist the practice's personnel in these endeavors by providing training, marketing materials and technical assistance. On April 15, 1998 the Office of Inspector General of the U.S. Department of Health and Human Services ("OIG") issued Advisory Opinion 98-4, which raised questions about whether a percentage of revenue management fee arrangement could be viewed as violating the federal anti-kickback law if the manager is involved in helping generate revenues derived from Medicare and Medicaid programs. Under the arrangement reviewed by the OIG, the manager's duties included management and marketing services, negotiation and oversight of health care contracts with various payors, including Federal health care programs, and setting up provider networks that included the physician. Payments to the management company included a "fair market value payment" for operating services provided by the manager, a payment based on a percentage of the cost of capital assets, and an additional 20% of net revenues of the practice for management services. The OIG noted that since the manager was paid a percentage of net revenue, including revenue from business derived from managed care contracts arranged by the manager, that a potential technical violation of the anti-kickback statute existed. The OIG further noted that since the manager would presumably receive some compensation for management efforts in connection with the development and operation of specialist networks, any evaluation by the OIG would require information about the relevant financial relationships. The OIG summarized that while the management arrangement "may" violate the anti-kickback statute, a definitive conclusion would require a determination of the parties' intent, which is beyond the scope of the advisory opinion process.

          The Company's Management Agreements under which the Company operates are factually distinct from the arrangements reviewed by the OIG in its opinion. Therefore, management believes the opinion to be inapplicable relative to the relationships with its Managed Providers. As a result, management will not change the terms of these relationships, but will continue to monitor any clarifications or determinations in this area. The Company's Management Agreements provide that if they are determined in the future to violate any law, the parties agree to use their best efforts to modify the arrangement to approximate as closely as possible, consistent with law, the economic position of the parties prior to the modification and, if they are unable to reach agreement on a new arrangement, to submit the matter to arbitration for the purpose of reaching an equitable alternative arrangement, however, in the event the form of Management Agreement utilized by the Company is ever determined to be in violation of the federal anti-kickback statute, it is likely that there would be a material adverse impact on the Company and its results of operation.

          Advertising Restrictions. Many states prohibit eye care professionals from using advertising which includes any name other than their own, from advertising in any manner that is likely to lead a person to believe that a non eye care professional is engaged in the delivery of eye care services. The Management Agreement provides that all advertising shall conform to these requirements.

     In addition, the Company's managed care arrangements with health care service payors on the one hand, and its network of Affiliated Providers on the other, are subject to federal and state regulations, including the following:

          Insurance Licensure. Most states impose strict licensure requirements on health insurance companies, HMOs, and other companies that engage in the business of insurance. In most states, these laws do not apply to discounted fee-for-service arrangements or networks that are paid on a "capitated" basis, i.e. based on the number of covered persons the network is required to serve without regard to the cost of service actually rendered, unless the association with which the network provider is contracting is not a licensed health insurer or HMO. There are exceptions to these rules in some states. For example, certain states require a license for a capitated arrangement with any party unless the risk-bearing association is a professional corporation that employs the eye care professionals. In the event that the Company is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits the Company to continue to operate while the licensure process is progressing, the Company could experience a material adverse change in its business while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements which the Company may not immediately be able to meet. Once licensed, the Company would be subject to continuing oversight by and reporting to the respective regulatory agency.

          Limited Health Service Plans and Third Party Administration
     Licensing. Some states permit managed care networks that assume insurance risk, but only as to a limited class of health services, to be licensed as limited health service plans, and thereby avoid the need to be licensed as an insurer or HMO even if its arrangements are with individual subscribers or self-insured employers. Additionally, some states require licensing for companies providing administrative services in connection with managed care business. The Company intends to seek such licenses in those states where it is available for eye care networks. However, the Company may not be able to meet such requirements in all cases and should this result in the loss of any material business (individually or in the aggregate) it could have a material adverse effect on the Company's business and operating results.

          Physician Incentive Plans. Medicare regulations impose certain disclosure requirements on managed care networks that compensate providers in a manner that is related to the volume of services provided to Medicare patients (other than services personally provided by the provider). If such incentive payments exceed 25 percent of the provider's potential payments, the network is also required to show that the providers have certain "stop loss" financial projections and to conduct certain Medicare enrollee surveys.

          "Any Willing Provider" Laws. Some states have adopted, and others are considering, legislation that requires managed care networks to include any provider who is willing to abide by the terms of the network's contracts and/or prohibit termination of providers without cause. Such laws would limit the ability of the Company to develop effective managed care networks in such states.

     The Company and its affiliated professional associations are subject to a range of antitrust laws that prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and divisions of markets. Among other things, these laws limit the ability of the Company to enter into Management Agreements with separate practice groups that compete with one another in the same geographic market. This does not apply to professionals within the same practice group. In addition, these laws prevent acquisitions of business assets that would be integrated into existing professional associations if such acquisitions substantially lessen competition or tend to create a monopoly.

     The several laws described above have civil and criminal penalties and have been subject to limited judicial and regulatory interpretation. They are enforced by regulatory agencies that are vested with broad discretion in interpreting their meaning. The Company's agreements and activities have not been examined by federal or state authorities under these laws and regulations. For these reasons, there can be no assurance that review of the Company's business arrangements will not result in determinations that adversely affect the Company's operations or that certain agreements between the Company and eye care providers or third-party payors will not be held invalid and unenforceable. In addition, these laws and their interpretation vary from state to state. The regulatory framework of certain jurisdictions may limit the Company's expansion into, or ability to continue operations within, such jurisdictions if the Company is unable to modify its operational structure to conform with such regulatory framework. Any limitation on the Company's ability to expand could have an adverse effect on the Company.

     COST CONTAINMENT AND REIMBURSEMENT TRENDS. A significant portion of the revenues received by the Affiliated Providers are derived from government sponsored health care programs and private third-party payors. The health care industry has experienced a trend toward cost containment as government and private third-party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. The Company believes that these trends may result in a reduction from historical levels in per patient revenue received by the professional associations. Recent changes in Medicare payment rates will reduce payments to optometrists and ophthalmologists. Medicare payments to physicians and other practitioners are based on the "relative value units" ("RVUs") assigned to the service in question. These RVUs were adjusted effective January 1, 1997 in a manner that generally assigns a relatively lower value to services performed by optometrists and ophthalmologists. As a result of these changes, the projected

Medicare payments to optometrists and ophthalmologists have and will be reduced by less than five percent. Additionally, these RVUs were adjusted further as to ophthalmologists' services, effective January 1, 1998, whereupon projected Medicare payments for such services have and will be reduced by approximately two and one-half percent. Private insurance payments could also be affected to the extent that the payment methodologies used by insurance companies are based on he Medicare RVUs. Further reductions in payments to professionals or other changes in reimbursement for health care services could have an adverse effect on the Company's results of operations. There can be no assurance that any potential reduced revenues and operating margins from such trends could be offset through cost reductions, increased volume, introduction of new procedures or otherwise.

     RISKS ARISING FROM HEALTH CARE REFORM. There can be no assurance that the laws and regulations of the states in which the Company operates will not change or be interpreted in the future either to restrict or adversely affect the Company's relationships with its Affiliated Providers or the operation of the professional associations with which it contracts. Federal and state governments are currently considering various types of health care initiatives and comprehensive revisions to the health care and health insurance systems. Some of the proposals under consideration, or others that may be introduced, could, if adopted, have a material adverse effect on the Company's financial condition and results of operations. It is uncertain what legislative programs, if any, will be adopted in the future, or what actions Congress or state legislatures may take regarding health care reform proposals or legislation. In addition, changes in the health care industry, such as the growth of managed care organizations and provider networks, may result in lower payments for the services of the Affiliated Providers, which could have a material adverse effect on the Company. On August 5, 1997, the President signed into law a number of Medicare provisions as part of the Balanced Budget Act of 1997. When compared to projected Medicare spending levels under current law, the legislation would reduce Medicare spending by $115.0 billion over five years. The vast majority of these savings would come from reductions in payments for services of health care facilities, practitioners and other providers. The legislation eliminated disparities in payment rates for similar services by physicians in different specialties effective January 1, 1998. Payment rates for physician services will no longer necessarily be updated for inflation. Beginning in 1998, inflation increases have been adjusted based on a "sustainable growth rate" defined with reference to the change in (i) the number of Medicare beneficiaries, (ii) the gross domestic product per capita, and (iii) the level of expenditures for physician services. The legislation will also revise Medicare payments for practice expense costs. The legislation will also, among other things, change payments to managed care plans from the current rate of 95% of fee-for-service rates in the area to a system based on nationwide average per capita fee-for-service spending, with an adjustment factor for local area wage rates. This will result in curbing future increases in high payment urban areas while increasing payments in rural areas. The legislation will also reduce the annual inflation adjustment for ASC fees by two percentage points. It is impossible to determine precisely how these changes will affect payments for services of ophthalmologists, optometrists and ASC facilities. Any reductions in payment for these services could have an adverse effect on the Company's results of operations and financial condition.

     NON-COMPETITION COVENANTS. The Management Agreements require each professional association to use its best efforts to enter into employment agreements with each Managed Provider that include covenants not to compete with the professional association for periods ranging from one to two years after termination of employment, and which require the professional association's shareholders to pay certain specified amounts to the Company if such shareholder professionals violate their respective covenants not to compete. Laws affecting the enforceability of such covenants vary significantly from state to state. In most states, a covenant not to compete will be enforced only to the extent it is necessary to protect a legitimate business interest of the party seeking enforcement, does not unreasonably restrain the party against whom enforcement is sought, and is not contrary to the public interest. This determination is made based on all the facts and circumstances of the specific case at the time enforcement is sought. For this reason, one cannot predict with certainty whether a court will enforce such a covenant in a given situation. In addition, it is unclear whether a management company's interest under a management agreement will be viewed by the courts as the type of protectable business interest that would permit the management company to enforce such a covenant or to require the managed professional association to enforce such a covenant against the employed Managed Provider. Furthermore, liquidated damages provisions will not be enforced unless the court determines that the amount is a reasonable estimate of actual damages that would be difficult to ascertain in a precise manner. Since the intangible value of the Management Agreement depends primarily on the ability of the professional association to preserve its business, which could be harmed if employed professionals went into competition with the professional association, a determination that these provisions will not be enforced could have a material adverse effect on the Company. Additionally, the Company is not permitted under certain circumstances to expand its Affiliated or Managed Provider network within a certain geographical area surrounding a Managed Provider without prior consent of the Managed Provider. Such covenants could serve to limit market penetration opportunities within a LADS and thus have an adverse effect on the Company's ability to expand within a LADS.


     RISKS ASSOCIATED WITH BSM RELATIONSHIP. The Company has exclusive consulting agreements with leading ophthalmology practice consultants BSM Consulting Group ("BSM") and Bruce S. Maller. The agreements are for a term of five years and may be terminated by a party only for "cause" in the event of a material breach which remains uncured for 30 days or the occurrence of certain events related to bankruptcy. Mr. Maller is the chief executive officer of BSM and a director of the Company. BSM and Mr. Maller assist the Company in identifying and evaluating suitable ophthalmology practices for acquisition, and once acquired, integrating the acquired practices and providing strategic planning designed to enhance the internal growth and development of the Affiliated Providers. A large part of the success of the Company in implementing its expansion strategy will depend on the ability of such consultants to assist Managed Providers in efficiently growing their practices and to identify and evaluate suitable ophthalmology practices and there can be no assurance that the consultants will be able to provide such services successfully or that such services will result in internal growth of the Managed Providers. Furthermore, in the event that such consultants are no longer able to provide such services for any reason, there can be no assurance that the Company will be able to retain other consultants with similar expertise or undertake these tasks internally. Therefore, the loss of the services of either BSM or Maller could have a material adverse effect on the Company.



     RISKS RELATED TO AMORTIZATION OF INTANGIBLE VALUE IN MANAGEMENT
AGREEMENTS. The Company's pro forma combined total assets reflect substantial intangible assets in the form of Management Agreements with Managed Providers. The intangible asset value represents the excess of cost over the fair value of the separate net assets acquired in connection with rights received by the Company under its acquired Management Agreements and goodwill. There can be no assurance that the value of such assets will ever be realized by the Company. These intangible assets are expected to be amortized on a straight-line method over a life of 25 years. The Company evaluates on a regular basis whether events and circumstances have occurred that indicate that all or a portion of the carrying amount of the asset may no longer be recoverable, in which case an additional charge to earnings would become necessary. Any determination requiring the write-off of a significant portion of unamortized intangible assets would adversely affect the Company's results of operations which may in turn adversely affect the market price for the Company's Common Stock.


     COMPETITION. The health care industry is highly competitive and subject to continual changes in the methods by which services are provided and the manner in which health care providers are selected and compensated. The Company believes that private and public reforms in the health care industry emphasizing cost containment and accountability will result in an increasing shift of eye care from highly fragmented, individual or small practice providers to larger group practices, affiliated practice groups or other eye care delivery systems. The Company competes with other physician practice management companies which seek to acquire the allowable business assets of and provide management services to eye care professionals, some of which have substantially greater financial resources than the Company. Companies in other health care industry segments, such as managers of other hospital-based specialties or currently expanding large group practices, some of which have financial and other resources greater than those of the Company, may become competitors in providing management to providers of eye care services. Increased competition could have a material adverse effect on the Company's financial condition and results of operations. The basis for competition in the practice management area is service, pricing, strength of the delivery network, strength of operational systems, the degree of cost efficiencies and synergies, marketing strength, management information systems, managed care expertise, patient access and quality assessment programs. The Company also competes with other providers of eye care services, including HMOs, PPOs and private insurers, for managed care contracts, many of which have larger provider networks and greater financial and other resources than the Company. Managed care organizations compete on the basis of administrative strength, size, quality and geographic coverage of their provider networks, marketing abilities, informational systems, the strategy of their managed care contracts, operating efficiencies and price. The Company also competes with other buying group organizations for group members. Buying group organizations compete on the basis of size and purchasing power of its member buying group, the strength of its credit, and the strength of its supplier agreements and relationships.

     RISKS ASSOCIATED WITH EYE CARE SERVICES. The Company's business entails an inherent risk of claims of liability. The optometrists, ophthalmologists and ASCs which the Company contracts with are involved in the delivery of health care services to the public and, therefore, are exposed to the risk of professional liability claims. As a result of the Company providing management services pursuant to its Management Agreements, the Company may also be named as a co-defendant in professional liability lawsuits against its Affiliated Providers from time to time. The Company does not control the practice of optometry or ophthalmology by the Affiliated Providers or the compliance with regulatory and other requirements directly applicable to the Affiliated Providers and their practices. Claims of this nature, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Insurance against losses related to claims of this type can be expensive and varies widely from state to state. The Company is indemnified under the Management Agreements for claims against the professional associations with which it contracts and maintains liability insurance for itself. Successful malpractice claims asserted against the professional associations, however, could have an adverse effect on the Company's profitability. While the Company believes it maintains reasonable levels of liability insurance coverage, there can be no assurance that a pending or future claim or claims will not be successful or, if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs and on favorable terms.

     DEPENDENCE ON KEY INDIVIDUALS. The success of the Company is dependent upon the continued services of the Company's senior management. The loss of the services of one or more of these individuals, including the Company's Chairman, President and Chief Executive Officer, Theodore N. Gillette, O.D. could have a material adverse effect on the Company. The Company and Dr. Gillette are parties to an employment agreement which expires on September 30, 2001 and is renewable for subsequent one year terms. There can be no assurance that Dr. Gillette will remain employed by the Company during such period or that his employment agreement will be renewed. The Company believes that its future success will also depend in part upon its ability to attract and retain qualified management personnel. Competition for such personnel is intense and the Company competes for qualified personnel with numerous other employers, some of whom have greater financial and other resources than the Company. There can be no assurance that the Company will be successful in attracting and retaining such personnel.

     CONTROL BY CURRENT STOCKHOLDERS AND MANAGEMENT. The Company's current officers and directors own a significant portion of the outstanding shares of Common Stock. Accordingly, these individuals, as a group, will have the ability to significantly influence and may be able to control all matters requiring stockholder approval, including the election of the Company's directors and any amendments to the Company's Articles of Incorporation and Bylaws, and to control the business of the Company. Such control could preclude any acquisition of the Company and could adversely affect the market price of the Common Stock.


     SHARES ELIGIBLE FOR FUTURE SALE. Upon sale by the Selling Stockholders of the shares being offered hereby, the Company will have 15,032,438 shares of Common Stock outstanding of which 554,900 shares being offered hereby in this post-effective amendment to the Registration Statement, 652,815 shares sold pursuant to the Registration Statement after it was filed by the Company on May 12, 1998 relating to the Company's acquisition of LaserSight Incorporated, 2,100,000 shares sold in the Company's initial public offering of Common Stock on August 18, 1997, 2,300,000 shares sold in the Company's second public offering on November 20, 1997, and 25,386 shares issued pursuant to the stock option exercises covered under the Company's Form S-8 registration statement will be freely tradeable without restriction or the requirement of future registration under the Securities Act of 1933 (the "Securities Act"). All of the remaining 9,398,887 shares are Restricted Securities ("Restricted Securities") as that term is defined by Rule 144 promulgated under the Securities Act and are subject to certain restrictions described below. Holders of 6,202,261 of the Restricted Shares are eligible to sell a portion of such shares pursuant to Rule 144 under the Securities Act subject to manner of sale, volume, notice and information requirements of Rule 144 and certain of such holders are subject to lock-up agreements described below. Holders of the 3,196,626 remaining Restricted Shares will be eligible to sell a portion of such shares pursuant to Rule 144 at differing dates on and after September 1, 1998. A portion of these shares are subject to certain registration rights agreements requiring the Company to register such shares under certain circumstances. The Company has reserved 1,600,000 shares of Common Stock under the Incentive Plan and the Professional's Plan for issuance pursuant to stock options granted by the Company, of which options to purchase approximately 1.1 million shares have been granted. In addition 974,808 shares of Common Stock are reserved for issuance in the event of the exercise of warrants granted by the Company. The warrant shares are subject to registration rights agreements requiring the Company to register such shares under certain circumstances and otherwise will be eligible for resale subject to all of the limitations on resale imposed by Rule 144.



     The Company has filed a Form S-8 registration statement under the Securities Act to register all shares of Common Stock subject to then outstanding stock options and Common Stock issuable pursuant to the Incentive Plan as well as a Form S-8 registration statement relating to the Company's Employee Stock Purchase Plan. Shares covered by these registration statements are eligible for sale in the public markets, subject to the Lock-up Agreements relating to shares held by executive officers.



     The Company is unable to predict the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the availability of such shares for future sale, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise additional capital through an offering of its equity securities or to use its Common Stock for acquisitions. See "Plan of Distribution."


     The Company may issue its Common Stock from time to time in connection with the acquisition of stock or assets of other companies. Such securities may be issued in transactions exempt from registration under the Securities Act. The Company currently expects for the foreseeable future to continue to require contractual lock-up agreements and to provide registration rights consistent with previous transactions for sellers receiving stock in acquisitions.

     CERTAIN ANTI-TAKEOVER PROVISIONS. Certain provisions in the Company's Articles of Incorporation and Bylaws and Florida law may make a change in control of the Company more difficult to effect, even if a change in control were in the stockholders' interest. Such provisions include certain supermajority voting requirements contained in the Company's Articles of Incorporation. The Company's Articles of Incorporation also provide that the Board of Directors is divided into three classes of directors, elected for staggered three year terms. In addition, the Company's Articles of Incorporation allow the Board of Directors to determine the terms of preferred stock which may be issued by the Company without approval of the holders of the Common Stock, and thereby enable the Board of Directors to inhibit the ability of the holders of the Common Stock to effect a change in control of the Company. The Company has entered into employment agreements with executive officers Theodore Gillette, Richard Sanchez, Richard Welch, as well as certain other employees of the Company, that require the Company to pay certain amounts to such employees upon their termination following certain events including a change in control of the Company. Such agreements may inhibit a change in control of the Company.

     RESTRICTIONS ON PAYMENT OF DIVIDENDS. The Company's bank credit facility places certain restrictions on the future payment of dividends. Furthermore, the Company currently intends to retain all future earnings for the operation and expansion of its business and, accordingly, the Company does not anticipate that any dividends will be declared or paid for the foreseeable future.

     POTENTIAL CONFLICTS OF INTEREST FROM RELATED PARTY TRANSACTIONS. There are currently Management Agreements existing between the Company and professional associations owned and controlled by several of the Company's officers, directors and key employees which could create the potential for possible conflicts of interests for such individuals. Any future transactions and agreements or modifications of current agreements between the Company and such individuals, other affiliates and their professional associations will be approved by a majority of the Company's independent directors and will be on terms no less favorable to the Company than those that could be obtained from unaffiliated parties.


     POSSIBLE VOLATILITY OF STOCK PRICE. The market price of the Common Stock could be subject to significant fluctuations in response to variations in financial results or announcements of material events by the Company or its competitors. The market price of the Common Stock could also be adversely affected by future sales of restricted stock when legal or contractual holding periods expire and the volume of such sales exceeds the demand for purchases thereof. Quarterly operating results of the Company, changes in general conditions in the economy or the health care industry, or other developments affecting the Company or its competitors, could cause the market price of the Common Stock to fluctuate substantially. The equity markets have, on occasion experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Concern about the potential effects of health care reform and regulatory measures has contributed to the volatility of stock prices of companies in health care and related industries and may similarly affect the price of the Company's Common Stock. Any such fluctuations that occur following completion of the sale of shares being registered hereby may adversely affect the market price of the Common Stock.



     YEAR 2000 READINESS. Currently many computer systems in use today were designed and developed using two digits, rather than four, to specify the calendar year and as a result, such systems are unable to recognize the year "2000". The inability of a computer system to recognize the year "2000" or other dates could cause many computer applications to fail or create erroneous results unless corrective measures are taken. The Company utilizes software and related computer technologies essential to its operations that could be affected by the year "2000" computer system problem.



     The Company has implemented a plan of action which it believes will make its computer systems year "2000" compliant and the expense associated with such action is not expected to have a material effect on the Company's future financial condition and results of operations.



     The Company also expects to initiate communications with significant suppliers, customers and other third parties with which the Company does business, to minimize disruptions to the Company's operations resulting from the year "2000" problem and to ensure that any significant year "2000" issues are satisfactorily resolved. There can be no assurances that the failure of computer systems of the Company or third parties as a result of the year "2000" or related date problem will not have an adverse effect on the Company's operations. For example, a failure of electric, telephone, or banking services provided by third parties attributable to the year "2000" or date related problems, could have a material adverse affect on the Company's business and results of operations.

                                  THE COMPANY

     Vision 21 Physician Practice Management Company, Inc., a current subsidiary of the Company ("Vision 21 PPMC"), was founded in 1984 to provide management services to optometry practices owned primarily by the Company's Chief Executive Officer, Theodore N. Gillette, O.D. At such time, Vision 21 PPMC contracted with VisionWorks and Eckerd Optical (subsidiaries of Eckerd Corporation) to manage optometry practices located within VisionWorks and Eckerd retail optical centers. As Vision 21 PPMC expanded its network of optometry practices under management, its management services were also expanded to include management information systems, electronic claims processing, practice administration, continuing education and credentialing of associated optometrists. By 1987, management services were provided to over 20 optometry clinics located in the state of Florida in close proximity to retail optical centers. Additionally, during that period, Vision 21 PPMC began to form strategic relationships with independent ophthalmologists to provide its optometric patients with access to secondary and tertiary eye care services.

     In 1986, Vision 21 Managed Eye Care of Tampa Bay, Inc., a current subsidiary of the Company ("Vision 21 MCO"), began to provide management and administrative services to networks of eye care providers that offered primary, secondary and tertiary eye care services. Vision 21 MCO was awarded its first managed care contract in 1988 covering in excess of 18,000 patient lives, with retail optical and optometric services provided by its network of eye care providers.

     The Company was incorporated in Florida on May 9, 1996. The principal operating subsidiaries of the Company are Vision 21 MCO, Vision 21 PPMC and BBG-COA, Inc. (together with its subsidiaries "Block Vision"). Vision 21 MCO and Vision 21 PPMC were merged with the Company in November 1996. In the merger, all of the outstanding shares of stock of Vision 21 PPMC and Vision 21 MCO were exchanged for an aggregate of 2,685,318 shares of Common Stock of the Company. The previous shareholders of these two entities consisted of certain executive officers and directors of the Company."

     The Company's Affiliated Providers provide eye care services to LADS located throughout the United States. The Affiliated Providers consist of Managed Providers and Contract Providers. The Company's Affiliated Providers, in conjunction with select national retail optical chains, deliver eye care services under the Company's managed care contracts and discount fee-for-service plans covering the Company's exclusively contracted patient lives.


     The principal executive office of the Company is located at 7360 Bryan Dairy Road, Suite 200, Largo, Florida 33777, and its telephone number is (727) 545-4300.


                            EYECARE ONE ACQUISITION

     In March 1998, the Company completed pooling of interests transactions with EyeCare One Corp. ("EyeCare One") and Vision Insurance Plan of America, Inc. ("VIPA"). EyeCare One was the parent company of Stein Optical which operates 16 optometric retail locations in Milwaukee, Wisconsin. VIPA holds a single service insurance license and delivers vision care benefits to approximately 19,000 patient lives in Wisconsin. Such transactions are collectively referred to herein as the "EyeCare One and VIPA Merger." These transactions were accounted for by the Company as pooling of interests, and the costs of approximately $508,000 incurred in connection with such transactions were charged to expense. In connection with these transactions, the Company issued 1,109,806 shares of Common Stock, subject to closing adjustments, valued at approximately $10.5 million, to the Selling Stockholders. See "Selling Stockholders."

                                USE OF PROCEEDS

     The Selling Stockholders will receive all of the proceeds from sales of Common Stock pursuant to this Prospectus. Accordingly, the Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

     The Common Stock offered hereby was originally issued by the Company to the stockholders of EyeCare One and VIPA as a result of certain acquisition transactions exempt from the registration requirements of the Securities Act. See "EyeCare One Acquisition." The Selling Stockholders may from time to time offer and sell pursuant to this Prospectus any or all of such Common Stock so owned. See "Plan of Distribution."


     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock by the Selling Stockholders as of December 11, 1998, as reported to the Company by the Selling Stockholders, the number of shares of Common Stock being offered by the Selling Stockholders hereby and the amount and percentage of the Common Stock to be owned beneficially by the Selling Stockholders following this offering, assuming all Shares offered hereby are sold. Because the Selling Stockholders may offer all or some portion of the Common Stock pursuant to this Prospectus, no estimate can be given as to the actual amount of the Common Stock that will be held by the Selling Stockholders upon termination of any such sales. Some of the Selling Stockholders may have acquired or otherwise own varying interests in the Company's securities other than the securities described below and which are registered hereunder.



     With the exception of a Selling Stockholder's previous ownership of an entity acquired by the Company, the sale of such ownership to the Company and in some cases employment with the Company of certain individuals employed by the entity acquired (not as an executive officer or Director of the Company) and the exception of the recent appointment of Martin F. Stein as a Director of the Company on October 5, 1998 to fill the vacancy left by the resignation of Dr. Herbert Pegues, none of the remaining Selling Stockholders has, or within the past three years has had, any relationship with the Company or any of its predecessors or affiliates other than arising from or as a result of the Selling Stockholders acquisition transaction with the Company. None of the contractual relationships have been material.



                                     SHARES OF COMMON STOCK                      SHARES OF COMMON STOCK
                                    BENEFICIALLY OWNED PRIOR                    BENEFICIALLY OWNED AFTER
                                        TO THE OFFERING                             THE OFFERING(4)
                                    ------------------------    NUMBER OF       ------------------------
                                                                SHARES OF
                                                               COMMON STOCK
       SELLING STOCKHOLDERS           NUMBER     PERCENT(1)      OFFERED         NUMBER      PERCENT(1)
       --------------------         ----------   -----------   ------------     --------     -----------
LaserSight Incorporated...........    651,815(2)     4.3%         651,815(2)         --           --
Martin F. Stein...................    468,419        3.1          234,209       234,209(3)       1.5%
Robert L. Sowinski................    398,685        2.7          199,342       199,342(3)       1.3%
Stephen L. Chernof(5).............      9,396          *            4,698         4,698(3)         *
Epsilon Capital Holdings, L.P.....     28,205          *           14,102        14,102(3)         *
Daniel J. Stein Irrevocable Trust
  u/a/d April 3, 1996(6)..........     65,327          *           32,663        32,663(3)         *
Lawrence Stein Irrevocable Trust
  u/a/d April 5, 1996(6)..........     65,327          *           32,663        32,663(3)         *
Thomas W. Witter..................     16,442          *            8,221         8,221(3)         *
Stein 1998 Limited
  Partnership(7)..................     29,800          *           14,900        14,900(3)         *
John C. Coleman Trust u/t/a August
  5, 1994.........................     28,205          *           14,102        14,102(3)         *
                                    ---------       ----        ---------       -------         ----
          Total...................  1,761,621       11.7%       1,206,715       554,900          3.7%
                                    =========       ====        =========       =======         ====


---------------


(1) Based upon 15,032,438 shares of Common Stock outstanding as of October 31, 1998.


(2) Represents shares of Common Stock that LaserSight Incorporated received pursuant to the Company's acquisition of all of the outstanding stock of LSI Acquisition, Inc. and MEC Health Care, Inc., all of which were sold in the public market by LaserSight Incorporated under this Registration Statement prior to the filing of any post-effective amendment thereto.


(3) Represents the remaining portion of the shares of Common Stock received by the stockholders of EyeCare One and VIPA pursuant to the EyeCare One and VIPA Merger. See "EyeCare One Acquisition."


(4) Assuming all of the shares offered pursuant to this Registration Statement and the Prospectus related thereto are sold.

(5) Excludes 130,474 shares of Common Stock, 65,327 owned by the Daniel J. Stein Irrevocable Trust u/a/d April 3, 1996 (the "DJS Trust") and 65,327 owned by the Lawrence Stein Irrevocable Trust u/a/d April 5, 1996 (the "LS Trust"), for each of which, Mr. Chernof is a co-trustee.


(6) Excludes 29,800 shares owned by the Stein 1998 Limited Partnership (the "Stein L.P.") for which the DJS Trust and LS Trust are general partners.


(7) Excludes 130,474 shares of Common Stock owned by the Stein L.P. general partners, 65,327 by the DJS Trust and 65,327 by the LS Trust, respectively.


                              PLAN OF DISTRIBUTION

     The Common Stock offered hereby may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Common Stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of Common Stock for whom they may act as agents. The Selling Stockholders and any underwriters, broker/dealers or agents that participate in the distribution of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Common Stock by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Common Stock offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Common Stock may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing and exercise of options or the related hedging transactions thereunder. At the time a particular offering of the Common Stock is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount of Common Stock being offered and the terms of the offering, including the name or names of any underwriters or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to such underwriters or agents.

     To comply with the securities laws of certain jurisdictions, if applicable, the Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Common Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     Pursuant to the registration agreements with the Selling Stockholders, all expenses of the registration of the Common Stock will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Stockholders will pay all underwriting discounts and selling commissions, if any. Pursuant to their respective registration agreements, the Selling Stockholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. Additionally, Selling Stockholders may agree to indemnify any broker-dealer or agents that participate in transactions involving sales of Common Stock against certain liabilities arising under the Act.

                                 LEGAL MATTERS


     Certain legal matters in connection with the sale of the shares of Common Stock offered hereby will be passed upon for the Company by Shumaker, Loop & Kendrick, LLP, Tampa, Florida.

                                    EXPERTS


     The consolidated financial statements of Vision Twenty-One, Inc. and Subsidiaries at December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, appearing in the Company's Form 8-K dated August 19, 1998, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference.



     The financial statements of VWSC (formerly Vision World, Inc.) as of December 28, 1996 and January 3, 1998 and for each of the three years in the periods ended December 30, 1995, December 28, 1996, and January 3, 1998 appearing in the Company's Form 8-K/A dated October 13, 1998, have been audited by Divine, Scherzer & Brody, Ltd., independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference.



     Such financial statements have been incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
Prospectus Summary....................    3
Risk Factors..........................    4
The Company...........................   17
EyeCare One Acquisition...............   17
Use of Proceeds.......................   17
Selling Stockholders..................   18
Plan of Distribution..................   19
Legal Matters.........................   19
Experts...............................   20


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                 554,900 SHARES

                               VISION TWENTY-ONE

                                  COMMON STOCK

                               ------------------
                                   PROSPECTUS
                               ------------------

                               December 14, 1998


------------------------------------------------------
------------------------------------------------------

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Company estimates that expenses payable by it in connection with the Offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:

Securities and Exchange Commission registration fee(1)......  $ 3,426
Printing expenses...........................................    5,000
Accounting fees and expenses................................   15,000
Legal fees and expenses.....................................   20,000
Fees and expenses (including legal fees) for qualification
  under state securities laws...............................    2,000
Miscellaneous...............................................   10,000
                                                              -------
          Total.............................................  $55,426
                                                              =======

---------------

(1) Previously paid, pursuant to Rule 429, by the Company in connection with the Registration Statement on Form S-1, File No. 333-51437, filed by the Company on May 12, 1998

     All amounts except the Securities and Exchange Commission registration fee are estimated. The Company intends to pay all expenses of registration.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 607.0831 of the Florida Business Corporation Act ("FBCA") limits the liability of directors of Florida corporations. Section 607.0831 provides as follows:

          1. A director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless:

             a. The director breached or failed to perform his duties as a director; and

             b. The director's breach of, or failure to perform, those duties constitutes:

                (1) A violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful;

                (2) A transaction from which the director derived an improper personal benefit, either directly or indirectly;

                (3) A circumstance under which the liability provisions of Florida Statutes sec.607.0834 (liability for unlawful distributions) are applicable;

                (4) In a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or

                (5) In a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

          2. For the purposes of this section, the term "recklessness" means the action, or omission to act, in conscious disregard of a risk;

             a. Known, or so obvious that it should have been known to the director; and

             b. Known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

          3. A director is deemed not to have derived an improper personal benefit from any transaction if the transaction and the nature of any personal benefit derived by the director are not prohibited by state or federal law or regulation and, without further limitation:

             a. In an action other than a derivative suit regarding a decision by the director to approve, reject, or otherwise affect the outcome of an offer to purchase the stock of, or to effect a merger of, the corporation, the transaction and the nature of any personal benefits derived by a director are disclosed or known to all directors voting on the matter, and the transaction was authorized, approved or ratified by at least two directors who comprise a majority of the disinterested directors (whether or not such disinterested directors constitute a quorum);

             b. The transaction and the nature of any personal benefits derived by a director are disclosed or known to the shareholders entitled to vote, and the transaction was authorized, approved, or ratified by the affirmative vote or written consent of such shareholders who hold a majority of the shares, the voting of which is not controlled by directors who derived a personal benefit from or otherwise had a personal interest in the transaction; or

             c. The transaction was fair and reasonable to the corporation at the time it was authorized by the board, a committee, or the shareholders, notwithstanding that a director received a personal benefit.

          4. The circumstances set forth in subsection 3 are not exclusive and do not preclude the existence of other circumstances under which a director will be deemed not to have derived an improper benefit.

     Section 607.0850 of the FBCA empowers a Florida corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

     The Articles of Incorporation of the Company provide that the Company shall indemnify any person who is or was a director or officer of the Company to the full extent permitted by Florida law. In addition, the Board of Directors of the Company has approved the execution by the Company of indemnification agreements with the Directors and certain officers of the Company, the form of which has been filed as an exhibit to the Registration Statement.

     The Company maintains director and officer liability insurance.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

EXHIBIT NUMBER                             EXHIBIT DESCRIPTION
--------------                             -------------------
     2.1*          --  Agreement and Plan of Reorganization effective as of
                       September 1, 1997 among Florida Eye Center, Sever & Ramseur,
                       M.D., P.A., Raymond J. Sever, M.D. and Henry M. Ramseur,
                       M.D., and the Registrant.(5)
     2.2*          --  Asset Purchase Agreement effective as of September 1, 1997 among Thomas J. Pusateri, M.D., P.A., Thomas J. Pusateri,
                       M.D., and the Registrant.(5)
     2.3*          --  Asset Purchase Agreement effective as of September 1, 1997 among Leonard E. Cortelli, M.D., P.A., Leonard E. Cortelli,
                       M.D., and the Registrant.(5)

EXHIBIT NUMBER                             EXHIBIT DESCRIPTION
--------------                             -------------------
     2.4*          --  Optical Asset Purchase Agreement effective as of September
                       1, 1997 among Center Optical, Inc., Sever, Pusateri &
                       Cortelli, M.D., P.A., Henry M. Ramseur, M.D., Raymond J.
                       Sever, M.D., and the Registrant.(5)
     2.5*          --  Managed Care Organization Asset Purchase Agreement effective as of September 1, 1997, among Managed Health Services,
                       Inc., Leonard E. Cortelli, M.D., Thomas J. Pusateri, M.D.,
                       Henry M. Ramseur, M.D., Raymond J. Sever, M.D., the
                       Registrant and Vision 21 Management Services, Inc.(5)
     2.6*          --  Agreement and Plan of Reorganization effective as of
                       September 1, 1997, among Retina Associates Southwest, P.C.,
                       Denis Carroll, M.D., Leonard Joffe, M.D., Reid Schindler,
                       M.D., and the Registrant.(5)
     2.7*          --  Agreement and Plan of Reorganization dated May 1, 1997 by and among Cochise Eye & Laser, P.C., Jeffrey S. Felter,
                       M.D., Thomas Rodcay, M.D., Vision 21 of Sierra Vista, Inc.
                       and Vision Twenty-One, Inc.(9)
     2.8*          --  Asset Purchase Agreement dated June 1, 1997 among
                       Swagel-Wootton Eye Center, Ltd., Wendy Wootton, M.D., James
                       C. Wootton, M.D., Lorin Swagel, M.D., Daniel T. McGehee,
                       O.D. and Vision Twenty-One, Inc.(9)
     2.9*          --  Optical Asset Purchase Agreement dated June 1, 1997 among
                       Aztec Optical Limited Partnership, Swagel-Wootton Eye
                       Center, Ltd., Wendy Wootton, M.D., James C. Wootton, M.D.,
                       Lorin Swagel, M.D., Daniel T. McGehee, O.D. and Vision
                       Twenty-One, Inc.(9)
     2.10*         --  Stock Purchase Agreement dated as of October 31, 1997 by and among Vision Twenty-One, Inc., BBG-COA, Inc., MarketCorp
                       Venture Associates, L.P., New York State Business Venture
                       Partnership, Chase Venture Capital Associates, Michael P.
                       Block, Saree Block and James T. Roberto.(8)
     2.11*         --  Stock Purchase Agreement effective December 1, 1997 among
                       Vision Twenty-One, Inc., MEC Health Care, Inc., LSI
                       Acquisition, Inc. and LaserSight Incorporated.(10)
     2.12*         --  Asset Purchase Agreement dated as of December 1, 1997 by and among Desert Eye Associates, L.T.D., Jack A. Aaron, M.D.,
                       Richard Marcello, M.D., and Vision Twenty-One, Inc.(13)
     2.13*         --  Agreement and Plan of Reorganization dated March 31, 1998 by and between Vision Twenty-One, Inc., Eye Care One Corp.,
                       Martin F. Stein, Robert C. Sowinski, Eugene H. Edson,
                       Stephen L. Charnof, John C. Colman, not individually but
                       solely as trustee of the John C. Colman Trust, u/t/a dated
                       August 5, 1994, and Stephen L. Charnof and Daniel J. Stein,
                       not individually but solely in their capacities as Trustees of the Daniel J. Stein Irrevocable Trust u/a/d April 3,
                       1996.(12)
     2.14*         --  Stock Purchase Agreement effective March 31, 1998 by and among Vision Twenty-One, Inc., Vision Twenty-One of
                       Wisconsin, Inc., Vision Insurance Plan of America, Inc.,
                       Martin F. Stein, Robert C. Sowinski, Eugene H. Edson,
                       Stephen L. Charnof, Thomas W. Witter, and John C. Colman,
                       not individually but solely as Trustee of the John C. Colman
                       Trust u/t/a dated August 5, 1994.(13)
     2.15*         --  Asset Purchase Agreement dated as of April 1, 1998 by and among Robert L. Garrett, O.D., P.C., Robert L. Garrett,
                       O.D., Optometric Associates of Arizona, P.L.C., and Vision
                       Twenty-One, Inc.(13)
     2.16*         --  Asset Purchase Agreement dated as of April 1, 1998 by and among Master Eye Consultants, P.C., Optometric Associates of
                       Texas, P.C., Vision Twenty-One, Inc., and J.R. Cacy,
                       O.D.(13)
     2.17*         --  Asset Purchase Agreement dated as of May 1, 1998 by and among Johnson Eye Institute, P.A., Sever, Pusateri &
                       Cortelli, M.D., P.A., Optometric Associates of Florida,
                       P.A., Vision Twenty-One, Inc. and David A. Johnson, M.D.
                       (14)

EXHIBIT NUMBER                             EXHIBIT DESCRIPTION
--------------                             -------------------
     2.18*         --  Asset Purchase Agreement effective January 1, 1998, by and among Elliot L. Shack, O.D., P.A., Charles M. Cummins, O.D.
                       and Elliott L. Shack, O.D., P.A., and Vision Twenty-One,
                       Inc.(13)
     2.19*         --  Stock Purchase Agreement effective as of January 1, 1998 by and between Vision Twenty-One, Inc., The Complete Optical
                       Laboratory, Inc., Elliot L. Shack, and Charles M.
                       Cummins.(13)
     2.20*         --  Asset Purchase Agreement dated as of May 1, 1998 by and among Johnson Eye Institute Surgery Center, Inc., Vision
                       Twenty-One Surgery Center, Ltd. and David A. Johnson, M.D.
                       and Debra Pazo Johnson.(14)
     2.21*         --  Asset Purchase Agreement dated effective June 30, 1998 among
                       Vision Twenty-One, Inc., Vision World, Inc., Russell
                       Trenholme and Takako Trenholme.(16)
                       (Schedules (or similar attachments) have been omitted and
                       the Registrant agrees to furnish supplementally a copy of
                       any omitted schedule to the Securities and Exchange
                       Commission upon request.)
     3.1*          --  Amended and Restated Articles of Incorporation of Vision
                       Twenty-One, Inc.(1)
     3.2*          --  Bylaws of Vision Twenty-One, Inc.(1)
     4.1*          --  Specimen of Vision Twenty-One, Inc. Common Stock
                       Certificate.(1)
     4.2*          --  Promissory Note dated June 1996 from Vision Twenty-One, Inc.
                       to Peter Fontaine.(1)
     4.3*          --  Promissory Note dated November 1996 from Vision Twenty-One,
                       Inc. to Peter Fontaine.(1)
     4.4*          --  Promissory Note dated December 1996 from Vision Twenty-One,
                       Inc. to Peter Fontaine.(1)
     4.5*          --  Note Purchase Agreement for 10% Senior Subordinated Notes
                       Due December 19, 1999(Detachable Warrants Exchangeable Into
                       Common Stock) dated December 20, 1996, by and between Vision
                       Twenty-One, Inc. and certain purchasers.(1)
     4.6*          --  Amendment No. 1 dated April 18, 1997, to that certain Note
                       Purchase Agreement dated December 20, 1996, by and between
                       Vision Twenty-One, Inc. and certain purchasers.(1)
     4.7*          --  Note Purchase Agreement for 10% Senior Subordinated Series
                       1997 Notes Due December 19, 1999 (Detachable Warrants
                       Exchangeable Into Common Stock) dated February 28, 1997
                       between Vision Twenty-One, Inc. and Piper Jaffray Healthcare
                       Fund II Limited Partnership.(1)
     4.8*          --  Amended and Restated Note and Warrant Purchase Agreement
                       dated June 1997 and First Amendment to Amended and Restated
                       Note and Warrant Purchase Agreement dated August 1997
                       between Vision Twenty-One, Inc. and Prudential Securities
                       Group.(4)

EXHIBIT NUMBER                             EXHIBIT DESCRIPTION
--------------                             -------------------
     4.9*          --  Credit facility commitment letter dated October 10, 1997 between Prudential Securities Credit Corporation and Vision
                       Twenty-One, Inc.(5)
     4.10*         --  Note Purchase Agreement dated October 1997 between Vision
                       Twenty-One, Inc. and Prudential Securities Credit
                       Corporation.(9)
     4.11*         --  Letter Amendment dated December 30, 1997 to the Note and
                       Warrant Purchase Agreement between Vision Twenty-One, Inc.
                       and Prudential Securities Credit Corporation.(10)
     4.12*         --  Stock Distribution Agreement dated December 30, 1997 by and between Vision Twenty-One, Inc. and LaserSight
                       Incorporated.(10)
     4.13*         --  Credit Agreement dated as of January 30, 1998 among Vision
                       Twenty-One, Inc. the Banks Party Hereto and Bank of Montreal
                       as Agent.(11)
     4.14*         --  Amended and Restated Credit Agreement dated as of July 1,
                       1998 among Vision Twenty-One, Inc., and the Bank of Montreal as Agent for a consortium of banks.(15) (The Company is not filing any instrument with respect to long-term debt that
                       does not exceed 10% of the total assets of the Company and the Company agrees to furnish a copy of such instrument to the Commission upon request.)
     5.1*          --  Opinion of Shumaker, Loop & Kendrick, LLP as to the Common
                       Stock being registered.(13)
    23.1           --  Consent of Ernst & Young, LLP, independent certified public accountants.
    23.2           --  Consent of Ernst & Young, LLP, independent certified public accountants.
    23.3           --  Consent of Ernst & Young, LLP, independent certified public accountants.
    23.4*          --  Consent of Shumaker, Loop & Kendrick, LLP (included in their opinion filed as Exhibit 5.1).(13)
    23.5           --  Consent of Divine, Scherzer & Brody, Ltd., independent certified public accountants.
    24.1*          --  Power of Attorney (included on signature page).(13)


---------------

 * Previously filed as an Exhibit in the Company filing identified in the footnote following the Exhibit Description and incorporated herein by reference.
(1) Registration Statement on Form S-1 filed on June 13, 1997 (File No. 333-29213).
(2) Amendment No. 1 to Registration Statement on Form S-1 filed on July 23,
1997.
(3) Amendment No. 3 to Registration Statement on Form S-1 filed on August 14, 1997.
(4) Amendment No. 4 to Registration Statement on Form S-1 filed on August 18, 1997.
(5) Form 8-K filed September 30, 1997.
(6) Registration Statement on Form S-1 filed on October 30, 1997 (333-39031).
(7) Amendment No. 1 to Registration Statement on Form S-1 filed on November 3, 1997.
(8) Form 10-Q filed on November 14, 1997.
(9) Amendment No. 2 to Registration Statement on Form S-1 filed November 19,
1997.
(10) Form 8-K filed January 13, 1998.
(11) Form 8-K filed February 10, 1998.
(12) Form 8-K filed April 14, 1998.
(13) Registration Statement on Form S-1 filed on April 30, 1998 (File No. 333-51437).
(14) Amendment No. 1 to Registration Statement on Form S-1 filed on May 12, 1998 (333-51437)
(15) Form 8-K filed July 10, 1998.
(16) Form 10-Q filed August 14, 1998.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Largo, State of Florida on December 11, 1998.


                                          VISION TWENTY ONE, INC.

                                          By:   /s/ THEODORE N. GILLETTE
                                             -----------------------------------
                                                Theodore N. Gillette, Chief
                                                      Executive Officer
                                             (The Principal Executive Officer)

                                          By:     /s/ RICHARD T. WELCH
                                             -----------------------------------
                                              Richard T. Welch, Chief Financial
                                                            Officer
                                                (The Principal Financial and
                                                     Accounting Officer)

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Post-effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on December 11, 1998.



                   SIGNATURE                                       TITLE
                   ---------                                       -----
            /s/ THEODORE N. GILLETTE                Chief Executive Officer and Director
------------------------------------------------
              Theodore N. Gillette

              /s/ RICHARD T. WELCH                  Chief Financial Officer and Director
------------------------------------------------
                Richard T. Welch

                       *                            Director
------------------------------------------------
               Richard L. Sanchez

                       *                            Director
------------------------------------------------
                 Peter Fontaine

              /s/ MARTIN F. STEIN                   Director
------------------------------------------------
                Martin F. Stein

                       *                            Director
------------------------------------------------
                Bruce S. Maller

                       *                            Director
------------------------------------------------
           Richard L. Lindstrom, M.D.

                       *                            Director
------------------------------------------------
               Jeffrey Katz, M.D.

*By:   /s/ THEODORE N. GILLETTE
     -------------------------------
          Theodore N. Gillette

*By:     /s/ RICHARD T. WELCH
     -------------------------------
            Richard T. Welch

     as attorneys in fact pursuant
     to the power of attorney
     included in the Registration
     Statement as originally filed
     on April 30, 1998.

                                 EXHIBIT INDEX

EXHIBIT NUMBER                             EXHIBIT DESCRIPTION
--------------                             -------------------
     2.1*          --  Agreement and Plan of Reorganization effective as of
                       September 1, 1997 among Florida Eye Center, Sever & Ramseur,
                       M.D., P.A., Raymond J. Sever, M.D. and Henry M. Ramseur,
                       M.D., and the Registrant.(5)
     2.2*          --  Asset Purchase Agreement effective as of September 1, 1997 among Thomas J. Pusateri, M.D., P.A., Thomas J. Pusateri,
                       M.D., and the Registrant.(5)
     2.3*          --  Asset Purchase Agreement effective as of September 1, 1997 among Leonard E. Cortelli, M.D., P.A., Leonard E. Cortelli,
                       M.D., and the Registrant.(5)
     2.4*          --  Optical Asset Purchase Agreement effective as of September
                       1, 1997 among Center Optical, Inc., Sever, Pusateri &
                       Cortelli, M.D., P.A., Henry M. Ramseur, M.D., Raymond J.
                       Sever, M.D., and the Registrant.(5)
     2.5*          --  Managed Care Organization Asset Purchase Agreement effective as of September 1, 1997, among Managed Health Services,
                       Inc., Leonard E. Cortelli, M.D., Thomas J. Pusateri, M.D.,
                       Henry M. Ramseur, M.D., Raymond J. Sever, M.D., the
                       Registrant and Vision 21 Management Services, Inc.(5)
     2.6*          --  Agreement and Plan of Reorganization effective as of
                       September 1, 1997, among Retina Associates Southwest, P.C.,
                       Denis Carroll, M.D., Leonard Joffe, M.D., Reid Schindler,
                       M.D., and the Registrant.(5)
     2.7*          --  Agreement and Plan of Reorganization dated May 1, 1997 by and among Cochise Eye & Laser, P.C., Jeffrey S. Felter,
                       M.D., Thomas Rodcay, M.D., Vision 21 of Sierra Vista, Inc.
                       and Vision Twenty-One, Inc.(9)
     2.8*          --  Asset Purchase Agreement dated June 1, 1997 among
                       Swagel-Wootton Eye Center, Ltd., Wendy Wootton, M.D., James
                       C. Wootton, M.D., Lorin Swagel, M.D., Daniel T. McGehee,
                       O.D. and Vision Twenty-One, Inc.(9)
     2.9*          --  Optical Asset Purchase Agreement dated June 1, 1997 among
                       Aztec Optical Limited Partnership, Swagel-Wootton Eye
                       Center, Ltd., Wendy Wootton, M.D., James C. Wootton, M.D.,
                       Lorin Swagel, M.D., Daniel T. McGehee, O.D. and Vision
                       Twenty-One, Inc.(9)
     2.10*         --  Stock Purchase Agreement dated as of October 31, 1997 by and among Vision Twenty-One, Inc., BBG-COA, Inc., MarketCorp
                       Venture Associates, L.P., New York State Business Venture
                       Partnership, Chase Venture Capital Associates, Michael P.
                       Block, Saree Block and James T. Roberto.(8)
     2.11*         --  Stock Purchase Agreement effective December 1, 1997 among
                       Vision Twenty-One, Inc., MEC Health Care, Inc., LSI
                       Acquisition, Inc. and LaserSight Incorporated.(10)
     2.12*         --  Asset Purchase Agreement dated as of December 1, 1997 by and among Desert Eye Associates, L.T.D., Jack A. Aaron, M.D.,
                       Richard Marcello, M.D., and Vision Twenty-One, Inc.(13)
     2.13*         --  Agreement and Plan of Reorganization dated March 31, 1998 by and between Vision Twenty-One, Inc., Eye Care One Corp.,
                       Martin F. Stein, Robert C. Sowinski, Eugene H. Edson,
                       Stephen L. Charnof, John C. Colman, not individually but
                       solely as trustee of the John C. Colman Trust, u/t/a dated
                       August 5, 1994, and Stephen L. Charnof and Daniel J. Stein,
                       not individually but solely in their capacities as Trustees of the Daniel J. Stein Irrevocable Trust u/a/d April 3,
                       1996.(12)
     2.14*         --  Stock Purchase Agreement effective March 31, 1998 by and among Vision Twenty-One, Inc., Vision Twenty-One of
                       Wisconsin, Inc., Vision Insurance Plan of America, Inc.,
                       Martin F. Stein, Robert C. Sowinski, Eugene H. Edson,
                       Stephen L. Charnof, Thomas W. Witter, and John C. Colman,
                       not individually but solely as Trustee of the John C. Colman
                       Trust u/t/a dated August 5, 1994.(13)

EXHIBIT NUMBER                             EXHIBIT DESCRIPTION
--------------                             -------------------
     2.15*         --  Asset Purchase Agreement dated as of April 1, 1998 by and among Robert L. Garrett, O.D., P.C., Robert L. Garrett,
                       O.D., Optometric Associates of Arizona, P.L.C., and Vision
                       Twenty-One, Inc.(13)
     2.16*         --  Asset Purchase Agreement dated as of April 1, 1998 by and among Master Eye Consultants, P.C., Optometric Associates of
                       Texas, P.C., Vision Twenty-One, Inc., and J.R. Cacy,
                       O.D.(13)
     2.17*         --  Asset Purchase Agreement dated as of May 1, 1998 by and among Johnson Eye Institute, P.A., Sever, Pusateri &
                       Cortelli, M.D., P.A., Optometric Associates of Florida,
                       P.A., Vision Twenty-One, Inc. and David A. Johnson, M.D.
                       (14)
     2.18*         --  Asset Purchase Agreement effective January 1, 1998, by and among Elliot L. Shack, O.D., P.A., Charles M. Cummins, O.D.
                       and Elliott L. Shack, O.D., P.A., and Vision Twenty-One,
                       Inc.(13)
     2.19*         --  Stock Purchase Agreement effective as of January 1, 1998 by and between Vision Twenty-One, Inc., The Complete Optical
                       Laboratory, Inc., Elliot L. Shack, and Charles M.
                       Cummins.(13)
     2.20*         --  Asset Purchase Agreement dated as of May 1, 1998 by and among Johnson Eye Institute Surgery Center, Inc., Vision
                       Twenty-One Surgery Center, Ltd. and David A. Johnson, M.D.
                       and Debra Pazo Johnson.(14)
     2.21*         --  Asset Purchase Agreement dated effective June 30, 1998 among
                       Vision Twenty-One, Inc., Vision World, Inc., Russell
                       Trenholme and Takako Trenholme.(16)
                       (Schedules (or similar attachments) have been omitted and
                       the Registrant agrees to furnish supplementally a copy of
                       any omitted schedule to the Securities and Exchange
                       Commission upon request.)
     3.1*          --  Amended and Restated Articles of Incorporation of Vision
                       Twenty-One, Inc.(1)
     3.2*          --  Bylaws of Vision Twenty-One, Inc.(1)
     4.1*          --  Specimen of Vision Twenty-One, Inc. Common Stock
                       Certificate.(1)
     4.2*          --  Promissory Note dated June 1996 from Vision Twenty-One, Inc.
                       to Peter Fontaine.(1)
     4.3*          --  Promissory Note dated November 1996 from Vision Twenty-One,
                       Inc. to Peter Fontaine.(1)
     4.4*          --  Promissory Note dated December 1996 from Vision Twenty-One,
                       Inc. to Peter Fontaine.(1)
     4.5*          --  Note Purchase Agreement for 10% Senior Subordinated Notes
                       Due December 19, 1999(Detachable Warrants Exchangeable Into
                       Common Stock) dated December 20, 1996, by and between Vision
                       Twenty-One, Inc. and certain purchasers.(1)
     4.6*          --  Amendment No. 1 dated April 18, 1997, to that certain Note
                       Purchase Agreement dated December 20, 1996, by and between
                       Vision Twenty-One, Inc. and certain purchasers.(1)
     4.7*          --  Note Purchase Agreement for 10% Senior Subordinated Series
                       1997 Notes Due December 19, 1999 (Detachable Warrants
                       Exchangeable Into Common Stock) dated February 28, 1997
                       between Vision Twenty-One, Inc. and Piper Jaffray Healthcare
                       Fund II Limited Partnership.(1)
     4.8*          --  Amended and Restated Note and Warrant Purchase Agreement
                       dated June 1997 and First Amendment to Amended and Restated
                       Note and Warrant Purchase Agreement dated August 1997
                       between Vision Twenty-One, Inc. and Prudential Securities
                       Group.(4)
     4.9*          --  Credit facility commitment letter dated October 10, 1997 between Prudential Securities Credit Corporation and Vision
                       Twenty-One, Inc.(5)
     4.10*         --  Note Purchase Agreement dated October 1997 between Vision
                       Twenty-One, Inc. and Prudential Securities Credit
                       Corporation.(9)

EXHIBIT NUMBER                             EXHIBIT DESCRIPTION
--------------                             -------------------
     4.11*         --  Letter Amendment dated December 30, 1997 to the Note and
                       Warrant Purchase Agreement between Vision Twenty-One, Inc.
                       and Prudential Securities Credit Corporation.(10)
     4.12*         --  Stock Distribution Agreement dated December 30, 1997 by and between Vision Twenty-One, Inc. and LaserSight
                       Incorporated.(10)
     4.13*         --  Credit Agreement dated as of January 30, 1998 among Vision
                       Twenty-One, Inc. the Banks Party Hereto and Bank of Montreal
                       as Agent.(11)
     4.14*         --  Amended and Restated Credit Agreement dated as of July 1,
                       1998 among Vision Twenty-One, Inc., and the Bank of Montreal as Agent for a consortium of banks.(15) (The Company is not filing any instrument with respect to long-term debt that
                       does not exceed 10% of the total assets of the Company and the Company agrees to furnish a copy of such instrument to the Commission upon request.)
     5.1*          --  Opinion of Shumaker, Loop & Kendrick, LLP as to the Common
                       Stock being registered.(13)
    23.1           --  Consent of Ernst & Young, LLP, independent certified public accountants.
    23.2           --  Consent of Ernst & Young, LLP, independent certified public accountants.
    23.3           --  Consent of Ernst & Young, LLP, independent certified public accountants.
    23.4*          --  Consent of Shumaker, Loop & Kendrick, LLP (included in their opinion filed as Exhibit 5.1).(13)
    23.5           --  Consent of Divine, Scherzer & Brody, Ltd., independent certified public accountants.
    24.1*          --  Power of Attorney (included on signature page)(13).


---------------

  * Previously filed as an Exhibit in the Company filing identified in the footnote following the Exhibit Description and incorporated herein by reference.
 (1) Registration Statement on Form S-1 filed on June 13, 1997 (File No. 333-29213).
 (2) Amendment No. 1 to Registration Statement on Form S-1 filed on July 23,
     1997.
 (3) Amendment No. 3 to Registration Statement on Form S-1 filed on August 14, 1997.
 (4) Amendment No. 4 to Registration Statement on Form S-1 filed on August 18, 1997.
 (5) Form 8-K filed September 30, 1997.
 (6) Registration Statement on Form S-1 filed on October 30, 1997 (333-39031).
 (7) Amendment No. 1 to Registration Statement on Form S-1 filed on November 3, 1997.
 (8) Form 10-Q filed on November 14, 1997.
 (9) Amendment No. 2 to Registration Statement on Form S-1 filed November 19, 1997.
(10) Form 8-K filed January 13, 1998.
(11) Form 8-K filed February 10, 1998.
(12) Form 8-K filed April 14, 1998.
(13) Registration Statement on Form S-1 filed on April 30, 1998 (File No. 333-51437).
(14) Amendment No. 1 to Registration Statement on Form S-1 filed on May 12, 1998 (333-51437)
(15) Form 8-K filed July 10, 1998.
(16) Form 10-Q filed August 14, 1998.